Exhibit 10.5
EMPLOYEE MATTERS AGREEMENT
     This Employee Matters Agreement, dated as of November 10, 2005, is made between Clear Channel Communications, Inc. (“Clear Channel”), a Texas corporation, and Clear Channel Outdoor Holdings, Inc. (“Holdings”), a Delaware corporation.
Recitals
     WHEREAS, Holdings is an indirect wholly-owned subsidiary of Clear Channel; and
     WHEREAS, the parties contemplate an initial public offering of stock of Holdings after and as a result of which persons other than Clear Channel will own approximately 10% of the outstanding shares of Holdings; and
     WHEREAS, the parties desire to set forth in writing the terms of their agreement relating to certain compensation and employee benefits matters following the initial public offering of stock of Holdings.
     NOW, THEREFORE, in consideration of the mutual agreements contained, and subject to the completion of the initial public offering of Holdings stock, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set forth below.
     Section 1.01 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto and all applicable regulations thereunder.
     Section 1.02 “Clear Channel” shall have the meaning ascribed to such term in the preamble hereto.
     Section 1.03 “Clear Channel Plans” shall mean any of the following arrangements sponsored by Clear Channel or its subsidiaries (other than Holdings and its subsidiaries):
               (a) any plan, fund, or program which provides health, medical, surgical, hospital or dental care or other welfare benefits, or benefits in the event of sickness, accident or disability, or death benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or employee assistance plans,
               (b) any plan, fund, or program which provides retirement income to employees or results in a deferral of income by employees for periods extending to the termination of covered employment or beyond,

               (c) any plan, fund or program which provides severance, unemployment, vacation or fringe benefits (including dependent and health care accounts),
               (d) any incentive compensation plan, deferred compensation plan, stock option or stock-based incentive or compensation plan, or stock purchase plan, or
               (e) any other “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any other “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation including, without limitation, insurance coverage, severance benefits, disability benefits, fringe benefits, pension or retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.
     Section 1.04 “Code” means the Internal Revenue Code of 1986, as amended.
     Section 1.05 “Holdings” shall have the meaning ascribed to such term in the preamble hereto.
     Section 1.06 “IPO” means the initial public offering of shares of Holdings stock, as a result of which Clear Channel shall own less than 100% but more than 80% of the outstanding shares of Holdings stock.
     Section 1.07 “Master Agreement” shall mean the Master Agreement Between Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc. dated November 10, 2005.
ARTICLE 2
PAYROLL AND EMPLOYEE BENEFIT PLANS
     Section 2.01 Payroll. Following the completion of the IPO, Clear Channel shall continue to administer the payroll of Holdings and its subsidiaries in a manner and on a basis consistent with past practice as in effect immediately prior to the IPO, subject, however, to the terms of this Agreement and such other terms and conditions as may be determined by Clear Channel with respect to its subsidiaries generally.
     Section 2.02 Employee Benefit Plan Participation. Except as otherwise provided by and subject to the terms of this Agreement, following the completion of the IPO, Holdings and its subsidiaries shall continue to be participating employers in the Clear Channel Plans, on the same basis as is in effect immediately prior to the IPO and in accordance with the terms and provisions of the Plans as they now exist or are hereafter amended.
     Section 2.03 Termination or Withdrawal of Plan Participation. Notwithstanding anything to the contrary contained herein or in any Plan, at any time and from time to time, upon at least 90 days notice, (a) Clear Channel may terminate the participation by Holdings and any of its subsidiaries in any Plan, and (b) Holdings for itself or any of its subsidiaries may withdraw as a participating employer in any Plan. Unless sooner terminated and unless and except to the extent (if any) the parties agree otherwise, the participation by Holdings and its subsidiaries in all

Clear Channel Plans, as well as the payroll administration services described in Section 2.01, will end if and at such time as Clear Channel owns less than 80% of the total combined voting power of all classes of Holdings’ capital stock entitled to vote.
     Section 2.04 Liabilities Post-Termination. Except as otherwise explicitly and specifically provided in this Agreement or any subsequent agreement between the parties, if and at such time as Clear Channel owns less than 80% of the total combined voting power of all classes of Holdings’ capital stock entitled to vote, Holdings and its subsidiaries shall assume or retain, as the case may be, and pay, perform, fulfill and discharge any and all liabilities or obligations relating to the employment or termination of employment of any current or former employee or other personnel of Holdings or any of its subsidiaries, and their dependents and beneficiaries, regardless of when such liabilities or obligations are or were incurred.
ARTICLE 3
INCENTIVE COMPENSATION PLANS
     Section 3.01 Annual Incentive Compensation. Holdings shall be responsible for making any determinations otherwise required to be made by the committee under the Clear Channel Communications, Inc. 2005 Annual Incentive Plan for the calendar year in which the IPO is completed with respect to Employees of Holdings and its subsidiaries who are “covered employees” within the meaning of Section 162(m) of the Code, including determinations of (a) the extent to which established performance criteria (after taking into account the effects of Clear Channel’s corporate restructure) have been met, and (b) the payment level for each such Employee. The cost of such incentives shall be charged to Holdings, consistent with past practice.
     Section 3.02 Stock Incentive Plans.
               (a) Shareholder Approval of Incentive Plan. Prior to the IPO, Clear Channel shall cause Holdings to adopt and, as the sole shareholder of Holdings, approve the adoption of the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, with terms and conditions substantially similar to the terms and conditions of the Clear Channel Communications, Inc. 2001 Stock Incentive Plan, and with such changes as Clear Channel, acting on the advice of counsel, deems appropriate.
               (b) Clear Channel Options. As authorized by the committee pursuant to its authority under the Clear Channel Stock Incentive Plans, as soon as practicable after completion of the IPO, any outstanding Clear Channel stock options held by Employees of Holdings and its subsidiaries shall be converted into options to purchase Class A shares of Holdings stock pursuant to the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan. The conversion will be structured so as to preserve the aggregate intrinsic value of each option, as well as the ratio of the per share exercise price and the per share value of the stock covered by the option, pre- and post- conversion. The Holdings stock options issued in the conversion will be subject to the same vesting and other material terms and conditions as are applicable to the predecessor Clear Channel stock options.

ARTICLE 4
MISCELLANEOUS
     Section 4.01 Employer Stock in 401(k) Plans. Clear Channel may cause the addition of a Holdings stock fund to the list of available investments under the Clear Channel 401(k) plans.
     Section 4.02 Applicability to Subsidiaries. Each of Clear Channel and Holdings shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by an a subsidiary of Clear Channel or Holdings, respectively.
     Section 4.03 Fiduciary Matters. The parties acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law. Neither party shall be deemed to be in violation of this Agreement if it fails to comply with any provision of this Agreement based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party for any liabilities caused by the failure to satisfy any such responsibility.
     Section 4.04 Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 4.05 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.
     Section 4.06 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 4.07 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
     Section 4.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
     Section 4.09 Master Agreement Provisions. The following provisions of the Master Agreement are hereby incorporated herein by reference and, unless otherwise expressly specified herein, shall apply as if fully set forth herein: Article V (relating to releases and indemnification); Article IV (relating to exchange of information and confidentiality); Article VII (relating to resolution of disputes); and Article VIII (relating to miscellaneous items).
     Section 4.10 Applicable Law. To the extent not preempted by applicable federal law, this Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Texas, without regard to its choice of laws principles, as to all matters, including matters of validity, construction, effect, performance and remedies.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

CLEAR CHANNEL COMMUNICATIONS, INC.

By:	/s/ Mark P. Mays

Name: Mark P. Mays
Title: President and Chief Executive Officer

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Paul J. Meyer

Name: Paul J. Meyer
Title: President and Chief Operating Officer